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                                     FORM 3

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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*

         Beechrock Holdings Limited
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         (Last)            (First)          (Middle)


         3rd Floor, Cernee House
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         (Street)


         La Chausse, Port Luis, Mauritius
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         (City)            (State)          (Zip)



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2.       Date of Event requiring Statement (Month/Day/Year)

         December 24, 2001
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3.       I.R.S. Identification Number of Reporting Person, if an entity
         (voluntary)

         None
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


4.       Issuer Name and Ticker or Trading Symbol

         Intelligroup, Inc. - ITIG
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5.       Relationship of Reporting Person to Issuer (Check all applicable)

         /  / Director                               /X / 10% Owner
         /  / Officer (give title below)             /  / Other (specify below)
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6.       If Amendment, Date of Original (Month/Day/Year)

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7.       Individual or Joint/Group Reporting (Check applicable line)

         / X / Form filed by one Reporting Person
         /   / Form filed by More than One Reporting Person.
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* If the Form is filed by more than one Reporting Person, see instruction 5 (b) (v).


                              Table I - - Non-Derivative Securities Beneficially Owed


                                   2.  Amount of
                                       Securities                3.  Ownership Form:
                                       Beneficially                  Direct (D) or              4.  Nature of Indirect
                                       Owned                         Indirect (I)                   Beneficial Ownership
1.  Title of Security                  (Instr. 4)                    (Instr. 5)                     (Instr. 5)
--------------------------         --------------------------    --------------------------    --------------------------
Common Stock                       1,762,740                     D




                               Table II - - Derivative Securities Beneficially Owed
                          (e.g., puts, calls, warrants, options, convertible securities)


                                                     3. Title and Amount
                                                         of Securities
                     2.  Date Exercisable                Underlying
                          and                            Derivative
                          Expiration Date                Security
                         (Month/Day/Year)                (Instr. 4)                                  5.Owner-
                     ---------------------------     -------------------------      4.Conver-          ship
                                                                                      sion or          Form:
                                                                                      Exercise         Direct        6. Nature
1. Title of                                                         Amount            Price of         (D) or           of Indirect
   Derivative                           Expira-                     or                Deriva-          Indirect         Beneficial
   Security          Date               tion                        Number            tive             (I)              Ownership
   (Instr. 4)        Exercisable        Date         Title          of Shares         Security         (Instr. 5)       (Instr. 5)
----------------     --------------     --------     ------         -----------       ------------    -----------    --------------








Explanation of Responses:


Beechrock Holdings Limited

   By:   /s/ L.M. Singh                               January 3, 2002
   ------------------------------------        -----------------------------
   Title: Director                                         Date

**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.


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